Exhibit 99.(h)(1)(B)

TRANSFER AGENCY AND SERVICE AGREEMENT

SCHEDULE A

Listing of Fund(s)

As of June 17, 2020

Guardian Variable Products Trust

Guardian All Cap Core VIP Fund

Guardian Balanced Allocation VIP Fund

Guardian Core Plus Fixed Income VIP Fund

Guardian Diversified Research VIP Fund

Guardian Global Utilities VIP Fund

Guardian Growth & Income VIP Fund

Guardian Integrated Research VIP Fund

Guardian International Growth VIP Fund

Guardian International Value VIP Fund

Guardian Large Cap Disciplined Growth VIP Fund

Guardian Large Cap Disciplined Value VIP Fund

Guardian Large Cap Fundamental Growth VIP Fund

Guardian Mid Cap Relative Value VIP Fund

Guardian Mid Cap Traditional Growth VIP Fund

Guardian Multi-Sector Bond VIP Fund

Guardian Select Mid Cap Core VIP Fund

Guardian Small Cap Core VIP Fund

Guardian Small-Mid Cap Core VIP Fund

Guardian Strategic Large Cap Core VIP Fund

Guardian Total Return Bond VIP Fund

Guardian U.S. Government Securities VIP Fund